Exhibit 99.1

International Headquarters
2150 St. Elzéar Blvd. West
Laval, Québec H7L 4A8
Phone: 514.744.6792
Fax: 514.744.6272

Investor Contact:	Media Contact:
Arthur Shannon	Lainie Keller
arthur.shannon@valeant.com	lainie.keller@valeant.com
(514) 856-3855	(908) 927-0617
(877) 281-6642 (toll free)

VALEANT ANNOUNCES FOURTH-QUARTER AND FULL-YEAR 2017 RESULTS
AND PROVIDES 2018 GUIDANCE

•	Fourth-Quarter 2017 Financial Results

◦	Revenues of $2.163 Billion

◦	GAAP Net Income of $513 Million

◦	GAAP Cash Flow from Operations of $578 Million

◦	Adjusted EBITDA (non-GAAP)[1] of $875 Million

•	Full-Year 2017 Financial Results

◦	Revenues of $8.724 Billion

◦	GAAP Net Income of $2.404 Billion

◦	GAAP Cash Flow from Operations of $2.290 Billion

◦	Adjusted EBITDA (non-GAAP) of $3.638 Billion

LAVAL, Quebec, Feb. 28, 2018 - Valeant Pharmaceuticals International, Inc. (NYSE: VRX and TSX: VRX) (“Valeant” or the “Company” or “we”) today announced its fourth-quarter and full-year 2017 financial results.

“2017 was a year of strong progress for Valeant, as we delivered organic growth2 across nearly 75 percent of the Company while significantly reducing our debt and investing in our Bausch + Lomb, Salix and Ortho Dermatologics businesses,” said Joseph C. Papa, chairman and CEO, Valeant.

"Since the end of the first quarter of 2016, we’ve reduced our total debt by more than 20 percent, and we will continue to address our debt, as well as reduce expenses. Additionally, we’re committed to growth through strategic investment in our core businesses, key products and late-stage pipeline. Altogether, these will get us to the final phase of our strategic plan - the transformation of Valeant,” Mr. Papa continued.

___________________________________
1 Please see the tables at the end of this news release for a reconciliation of this and other non-GAAP measures to the nearest comparable GAAP measure.
2 Organic growth, a non-GAAP metric, is defined as an increase on a period-over-period basis in revenues on a constant currency basis (if applicable) excluding the impact of recent acquisitions, divestitures and discontinuations.

1 | Page

Company Highlights

Executing on Core Businesses

•	The Bausch + Lomb/International segment comprised approximately 56% of the Company’s revenue in 2017

◦	Reported revenue decreased by 1% compared to 2016; excluding foreign exchange and divestitures, revenue grew organically[2] by 6% compared to 2016

◦	Generated mid-single digit organic growth[2] during each of the four quarters of 2017

•	The Salix business, which is reported within the Branded Rx segment, comprised approximately 18% of the Company’s revenue in 2017

◦	Reported revenue grew by 2% and revenue grew organically[2] by 5%, compared to 2016

◦	Generated mid-single digit or higher organic growth[2] during the second, third and fourth quarters of 2017

•	Continued to focus on stabilizing the dermatology business, which is reported within the Branded Rx segment

◦	Recruited new leadership team and rebranded the business as Ortho Dermatologics

◦	Increased dermatology sales force by more than 25% in January 2018

Launching New Products and Advancing Pipeline

•	Launched more than 100 new products globally in 2017

◦	Launched AQUALOX® contact lenses in Japan

◦	Introduced Biotrue® ONEday for Astigmatism daily disposable contact lenses in 20 countries in Europe

◦	Received CE Mark from the European Commission for the Stellaris Elite™ Vision Enhancement system, including Vitesse™

•	Received approval from the U.S. Food and Drug Administration (FDA) for and launched VYZULTA™, a treatment option for glaucoma

•	Received FDA approval for SILIQ™ and launched it as the lowest-priced injectable biologic for moderate-to-severe plaque psoriasis in the United States based on total annual cost

•	Received FDA approval for LUMIFY™, the only over-the-counter eye drop with low-dose brimonidine for the treatment of eye redness

•	Obtained 510(k) clearances from the FDA for Thermage FLX™ System, Stellaris Elite™ Vision Enhancement System and Vitesse™

•	The FDA accepted New Drug Applications for:

◦	DUOBRII™[3] (IDP-118), a topical treatment for plaque psoriasis; PDUFA action date of June 18, 2018

◦	ALTRENO™[3] (IDP-121), an acne treatment in lotion form; PDUFA action date of Aug. 27, 2018

◦	JEMDEL™[3] (IDP-122), a topical treatment for plaque psoriasis; PDUFA action date of Oct. 5, 2018

Reducing Debt, Extending Maturities and Resolving Legacy Issues

•	As of Feb. 28, 2018, reduced total debt by more than $6.7 billion since the end of the first quarter of 2016

◦	Reduced total debt by more than $4.4 billion in 2017

◦	Exceeded $5 billion commitment to pay down debt from divestiture proceeds and free cash flow earlier than the previously stated timing of February 2018
____________________________________
3 Provisional name

2 | Page

◦	Reduced debt repayment requirements through 2020 by more than $10.8 billion since Dec. 31, 2016; eliminated all long-term debt maturities until 2020 and all mandatory amortization requirements

•
Completed 13 divestitures since the beginning of 2016, including skin care brands (CeraVe®, AcneFree® and AMBI®), Dendreon Pharmaceuticals, iNova Pharmaceuticals, Obagi Medical Products and Sprout Pharmaceuticals

•	Achieved dismissals or other positive outcomes in resolving and managing litigation and investigations in more than 80 historical matters since the beginning of 2017

◦	Agreed to resolve the Allergan securities litigation, subject to court approval

◦	Agreed to resolve the SOLODYN® antitrust litigations in February 2018, with the class settlement ($58 million) being subject to court approval

Fourth-Quarter and Full-Year Revenue Performance
Total revenues were $2.163 billion for the fourth quarter of 2017, as compared to $2.403 billion in the fourth quarter of 2016, a decrease of $240 million, or 10%.

Total revenues were $8.724 billion for the full year of 2017, as compared to $9.674 billion for the full year of 2016, a decrease of $950 million, or 10%. The decline was primarily driven by the impact of divestitures, and lower volumes in the U.S. Diversified Products segment, attributed to the previously reported loss of exclusivity for a basket of products, and the Ortho Dermatologics business. Revenues were also negatively affected by the unfavorable impact of foreign exchange. The decline was partially offset by higher volumes in our Bausch + Lomb/International segment, primarily the U.S. Consumer Products business, and increased international pricing in our Bausch + Lomb/International segment.

Revenues by segment were as follows:

Fourth-Quarter 2017

(in millions)	4Q 2017	4Q 2016	Reported Change	Reported Change	Change at Constant Currency[4]	Organic[2] Change
Segment
Bausch + Lomb/International	$1,226	$1,261	($35)	(3%)	(5%)	4%
Branded Rx	$602	$744	($142)	(19%)	(19%)	(8%)
U.S. Diversified Products	$335	$398	($63)	(16%)	(16%)	(12%)
Total Revenues	$2,163	$2,403	($240)	(10%)	(11%)	(2%)

___________________________________
4 To assist investors in evaluating the Company’s performance, we have adjusted for changes in foreign currency exchange rates. Change at constant currency, a non-GAAP metric, is determined by comparing 2017 reported amounts adjusted to exclude currency impact, calculated using 2016 monthly average exchange rates, to the actual 2016 reported amounts.

3 | Page

Full-Year 2017

(in millions)	FY 2017	FY 2016	Reported Change	Reported Change	Change at Constant Currency[4]	Organic[2] Change
Segment
Bausch + Lomb/International	$4,871	$4,927	($56)	(1%)	—%	6%
Branded Rx	$2,475	$2,828	($353)	(12%)	(12%)	(6%)
U.S. Diversified Products	$1,378	$1,919	($541)	(28%)	(28%)	(27%)
Total Revenues	$8,724	$9,674	($950)	(10%)	(9%)	(4%)

Bausch + Lomb/International Segment
Bausch + Lomb/International segment revenues were $1.226 billion for the fourth quarter of 2017, as compared to $1.261 billion for the fourth quarter of 2016, a decrease of $35 million, or 3%. Excluding the impact of divestitures and foreign exchange, the Bausch + Lomb/International segment grew organically2 by approximately 4% compared to the fourth quarter of 2016.

Bausch + Lomb/International segment revenues were $4.871 billion for the full year of 2017, as compared to $4.927 billion for the full year of 2016, a decrease of $56 million, or 1%. Excluding the impact of divestitures of $240 million, primarily the skin care divestiture5, and foreign exchange, the Bausch + Lomb/International segment grew organically2 by approximately 6% compared to the full year of 2016, driven primarily by our International Rx, Global Consumer and Global Vision Care businesses.

Branded Rx Segment
Branded Rx segment revenues were $602 million for the fourth quarter of 2017, as compared to $744 million for the fourth quarter of 2016, a decrease of $142 million, or 19%. The Salix business grew revenue by 3% and generated organic growth2 of 5% compared to the fourth quarter of 2016.

Branded Rx segment revenues were $2.475 billion for the full year of 2017, as compared to $2.828 billion for the full year of 2016, a decrease of $353 million, or 12%. The decrease primarily reflects lower volumes in the Ortho Dermatologics business, and the impact of divestitures of $194 million, particularly from the divestiture of Dendreon Pharmaceuticals. Compared to the full year of 2016, the Salix business grew revenue by 2% and generated organic growth2 of 5%.

U.S. Diversified Products Segment
U.S. Diversified Products segment revenues were $335 million for the fourth quarter of 2017, as compared to $398 million for the fourth quarter of 2016, a decrease of $63 million, or 16%.

U.S. Diversified Products segment revenues were $1.378 billion for the full year of 2017, as compared to $1.919 billion for the full year of 2016, a decrease of $541 million, or 28%. The decline was primarily driven by decreases attributed to the previously reported loss of exclusivity for a basket of products.

Operating Income/Loss
Operating loss was $322 million for the fourth quarter of 2017, as compared to an operating income of $150 million for the fourth quarter of 2016, a decrease of $472 million.
___________________________________
5 In March 2017, Valeant sold the CeraVe®, AcneFree® and AMBI® brands, which had been reported within the Bausch + Lomb/International segment, as part of the skin care divestiture to L'Oréal.

4 | Page

Operating income was $102 million for the full year of 2017, as compared to an operating loss of $566 million for the full year of 2016, an improvement of $668 million. The improvement in our operating results for the full year of 2017 reflects gains from divestitures, lower operating expenses, the net decrease in non-cash charges for impairments and net favorable adjustments to acquisition-related contingent consideration. The improvement was partially offset by lower revenues coming from divestitures, the U.S. Diversified Products segment due to the loss of exclusivity for a basket of products, and the Ortho Dermatologics business.

Income Tax
In 2017 the Company recorded an income tax benefit of $4.145 billion, which was primarily attributed to an internal tax reorganization effort, which began in the fourth quarter of 2016 and was completed in the third quarter of 2017, and provisional benefits related to changes under the Tax Cuts and Jobs Act of 2017.

Net Income
Net income for the fourth quarter of 2017 was $513 million, as compared to a net loss of $515 million for the same period in 2016, an increase of $1.028 billion.

Net income for the full year of 2017 was $2.404 billion, as compared to a net loss of $2.409 billion for the full year of 2016, an improvement of $4.813 billion. The change in net income for the full year of 2017 is mainly attributed to an increase in the benefit from income taxes, as described above.

Adjusted net income (non-GAAP) for the fourth quarter of 2017 was $347 million, as compared to $443 million for the fourth quarter of 2016, a decrease of $96 million. Adjusted net income (non-GAAP) for the full year of 2017 was $1.349 billion, as compared to $1.916 billion for the full year of 2016, a decrease of $567 million.

Operating Cash
Cash provided by operating activities was $578 million for the fourth quarter of 2017. Cash provided by operating activities was $2.290 billion for the full year of 2017, as compared to $2.087 billion for the full year of 2016, an increase of $203 million, or 10%. The increase in 2017 was primarily due to improvements in operating expenses and working capital.

EPS
GAAP Earnings Per Share (EPS) Diluted for the fourth quarter of 2017 was $1.45, as compared to ($1.47) for the fourth quarter of 2016. GAAP EPS Diluted for the full year of 2017 was $6.83, as compared to ($6.94) for the full year of 2016.

Adjusted EBITDA (non-GAAP)
Adjusted EBITDA (non-GAAP) was $875 million for the fourth quarter of 2017, as compared to $1.047 billion for the fourth quarter of 2016, a decrease of $172 million. Adjusted EBITDA (non-GAAP) was $3.638 billion for the full year of 2017, as compared to $4.305 billion for the full year of 2016, a decrease of $667 million. The decline for the full year of 2017 was primarily driven by lower revenues coming from divestitures, the U.S. Diversified Products segment due to the loss of exclusivity for a basket of products, and the Ortho Dermatologics business. The decline was partially offset by organic growth2 in the Bausch + Lomb/International segment and the Salix business, and improved management of operating expenses.

5 | Page

2018 Financial Outlook
Valeant has provided guidance for the full year of 2018, as follows:

•	Full-Year Revenues in the range of $8.10 - $8.30 billion

•	Full-Year Adjusted EBITDA (non-GAAP) in the range of $3.05 - $3.20 billion

Other than with respect to GAAP Revenues, the Company only provides guidance on a non-GAAP basis. The Company does not provide a reconciliation of forward-looking Adjusted EBITDA (non-GAAP) to GAAP net income (loss), due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. In periods where significant acquisitions or divestitures are not expected, the Company believes it might have a basis for forecasting the GAAP equivalent for certain costs, such as amortization, which would otherwise be treated as non-GAAP to calculate projected GAAP net income (loss). However, because other deductions (such as restructuring, gain or loss on extinguishment of debt and litigation and other matters) used to calculate projected net income (loss) vary dramatically based on actual events, the Company is not able to forecast on a GAAP basis with reasonable certainty all deductions needed in order to provide a GAAP calculation of projected net income (loss) at this time. The amount of these deductions may be material and, therefore, could result in projected GAAP net income (loss) being materially less than projected Adjusted EBITDA (non-GAAP).

Additional Highlights

•	Valeant’s cash, cash equivalents and restricted cash (including non-current) were $797 million at Dec. 31, 2017

•	The Company’s availability under the Revolving Credit Facility was approximately $1.2 billion at Dec. 31, 2017

•	During the fourth quarter of 2017, Valeant’s corporate credit ratings were revised to stable by Moody’s Investors Service and remained unchanged by other ratings services

Conference Call Details

Date:	Wednesday, Feb. 28, 2018
Time:	8:00 a.m. EST
Web cast:	http://ir.valeant.com/events-and-presentations
Participant Event Dial-in:	(844) 428-3520 (North America)
(409) 767-8386 (International)
Participant Passcode:	5287247
Replay Dial-in:	(855) 859-2056 (North America)
(404) 537-3406 (International)
Replay Passcode:	5287247 (replay available until April 28, 2018)

About Valeant
Valeant Pharmaceuticals International, Inc. (NYSE/TSX:VRX) is a multinational specialty pharmaceutical company that develops, manufactures and markets a broad range of pharmaceutical products primarily in the areas of dermatology, gastrointestinal disorders, eye health, neurology and branded generics. More information about Valeant can be found at www.valeant.com.

Forward-looking Statements
This press release contains forward-looking information and statements, within the meaning of applicable securities laws (collectively, “forward-looking statements”), including, but not limited to,

6 | Page

statements regarding Valeant's future prospects and performance including the Company’s 2018 full-year guidance, the anticipated approval dates for certain of our products and the final approval of the settlements of the Allergan securities litigation and SOLODYN® antitrust litigation. Forward-looking statements may generally be identified by the use of the words "anticipates," "expects," "intends," "plans," "should," "could," "would," "may," "will," "believes," "estimates," "potential," "target," or "continue" and variations or similar expressions. These forward-looking statements, including the Company’s full-year guidance, are based upon the current expectations and beliefs of management and are provided for the purpose of providing additional information about such expectations and beliefs and readers are cautioned that these statements may not be appropriate for other purposes. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results and events to differ materially from those described in these forward-looking statements. These risks and uncertainties include, but are not limited to, the risks and uncertainties discussed in the Company's most recent annual and quarterly reports and detailed from time to time in the Company's other filings with the Securities and Exchange Commission and the Canadian Securities Administrators, which risks and uncertainties are incorporated herein by reference. In addition, certain material factors and assumptions have been applied in making these forward-looking statements (including the Company’s 2018 full-year guidance), including that the risks and uncertainties outlined above will not cause actual results or events to differ materially from those described in these forward-looking statements, and additional information regarding certain of these material factors and assumptions may also be found in the Company’s filings described above. The Company believes that the material factors and assumptions reflected in these forward-looking statements are reasonable, but readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. Valeant undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect actual outcomes, unless required by law.

Non-GAAP Information
Recent Evaluation of Financial Performance Measures
Recently, the Company’s new management team undertook an evaluation of how it would measure the financial performance of the Company going forward. As a result of that evaluation, new management identified the following primary financial performance measures for the Company: GAAP Revenues (measure for both guidance and actual results), GAAP Net Income (measure for actual results), Adjusted EBITDA (non-GAAP) (measure for both guidance and actual results) and GAAP Cash Flow from Operations (measure for actual results). These measures were selected as the Company believes that these measures most appropriately reflect how the Company measures the business internally and sets operational goals and incentives.

Use of Non-GAAP Generally
To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses certain non-GAAP financial measures including (i) Adjusted EBITDA (non-GAAP), (ii) organic growth and (iii) constant currency. As discussed below, we also provide certain information about Adjusted Net Income (non-GAAP) to provide supplemental information to readers. Management uses these non-GAAP measures as key metrics in the evaluation of company performance and the consolidated financial results and, in part, in the determination of cash bonuses for its executive officers. The Company believes these non-GAAP measures are useful to investors in their assessment of our operating performance and the valuation of our Company. In addition, these non-GAAP measures address questions the Company routinely receives from analysts and investors and, in order to assure that all investors have access to similar data, the Company has determined that it is appropriate to make this data available to all investors.

7 | Page

However, these measures are not prepared in accordance with GAAP nor do they have any standardized meaning under GAAP. In addition, other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Accordingly, our non-GAAP financial measures may not be comparable to similar non-GAAP measures. We caution investors not to place undue reliance on such non-GAAP measures, but instead to consider them with the most directly comparable GAAP measures. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation. They should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

The reconciliations of these historic non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in the tables below. However, as indicated above, for guidance purposes, the Company does not provide reconciliations of projected Adjusted EBITDA (non-GAAP) to projected GAAP net income (loss), due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations.

Specific Non-GAAP Measures
Adjusted EBITDA (non-GAAP)
Adjusted EBITDA (non-GAAP) is GAAP net income (its most directly comparable GAAP financial measure) adjusted for certain items, as further described below. Management of the Company believes that Adjusted EBITDA (non-GAAP), along with the GAAP measures used by management, most appropriately reflect how the Company measures the business internally and sets operational goals and incentives, especially in light of the Company’s new strategies. In particular, the Company believes that Adjusted EBITDA (non-GAAP) focuses management on the Company’s underlying operational results and business performance. As a result, the Company uses Adjusted EBITDA (non-GAAP) both to assess the actual financial performance of the Company and to forecast future results as part of its guidance. Management believes Adjusted EBITDA (non-GAAP) is a useful measure to evaluate current performance. Adjusted EBITDA (non-GAAP) is intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors. In addition, commencing in 2017, cash bonuses for the Company’s executive officers and other key employees are based, in part, on the achievement of certain Adjusted EBITDA (non-GAAP) targets.

Adjusted EBITDA (non-GAAP) reflect adjustments based on the following items:

•
Restructuring and integration costs: Since 2016 and for the foreseeable future, while the Company has undertaken fewer acquisitions, the Company has incurred additional restructuring costs as it implements its new strategies, which will involve, among other things, improvements to our infrastructure and other operational improvements, internal reorganizations and impacts from the divestiture of assets and businesses. With regard to, infrastructure and operational improvements, which the Company has taken to improve efficiencies in the businesses and facilities, these tend to be costs intended to right size the business or organization that fluctuate significantly between periods in amount, size and timing, depending on the improvement project, reorganization or transaction. As a result, the Company does not believe that such costs (and their impact) are truly representative of the underlying business. The Company believes that the adjustments of these items provide supplemental information with regard to the sustainability of the Company’s operating performance, allow for a comparison of the financial results to historical operations and forward-looking guidance and, as a result, provide useful supplemental information to investors.

•
Acquired in-process research and development costs: The Company has excluded expenses associated with acquired in-process research and development, as these amounts are inconsistent in amount and frequency and are significantly impacted by the timing, size and nature of acquisitions. Furthermore, as these amounts are associated with research and development

8 | Page

acquired, they are not a representation of the Company’s research and development efforts during the period.

•
Asset Impairments: The Company has excluded the impact of impairments of finite-lived and indefinite-lived intangibles, as well as impairments of assets held for sale, as such amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions and divestitures. The Company believes that the adjustments of these items correlate with the sustainability of the Company’s operating performance. Although the Company excludes intangible impairments from its non-GAAP expenses, the Company believes that it is important for investors to understand that intangible assets contribute to revenue generation.

•
Share-based Compensation: The Company excludes the impact of costs relating to share-based compensation. The Company believes that the exclusion of share-based compensation expense assists investors in the comparisons of operating results to peer companies. Share-based compensation expense can vary significantly based on the timing, size and nature of awards granted.

•
Acquisition- related adjustments excluding amortization of intangible assets and depreciation expense: The Company has excluded the impact of acquisition-related contingent consideration non-cash adjustments due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to fair value estimates, and the amount and frequency of such adjustments is not consistent and is significantly impacted by the timing and size of the Company’s acquisitions, as well as the nature of the agreed-upon consideration. In addition, the Company has excluded the impact of fair value inventory step-up resulting from acquisitions as the amount and frequency of such adjustments are not consistent and are significantly impacted by the timing and size of its acquisitions.

•
Loss on extinguishment of debt: The Company has excluded loss on extinguishment of debt as this represents a cost of refinancing our existing debt and is not a reflection of our operations for the period. Further, the amount and frequency of such charges are not consistent and are significantly impacted by the timing and size of debt financing transactions and other factors in the debt market out of management’s control.

•
Other Non-GAAP Charges: The Company has excluded certain other amounts including integration related inventory and technology transfer costs, CEO termination costs, legal and other professional fees incurred in connection with recent legal and governmental proceedings, investigations and information requests respecting certain of our distribution, marketing, pricing, disclosure and accounting practices, litigation and other matters, net (gain)/loss on sale of assets, acquisition-related transaction costs and certain costs associated with the wind-down of the arrangements with Philidor Rx Services, LLC (“Philidor”). In addition, the Company has excluded certain other expenses that are the result of other, non-comparable events to measure operating performance. These events arise outside of the ordinary course of continuing operations. Given the unique nature of the matters relating to these costs, the Company believes these items are not normal operating expenses. For example, legal settlements and judgments vary significantly, in their nature, size and frequency, and, due to this volatility, the Company believes the costs associated with legal settlements and judgments are not normal operating expenses. In addition, as opposed to more ordinary course matters, the Company considers that each of the recent proceedings, investigations and information requests, given their nature and frequency, are outside of the ordinary course and relate to unique circumstances. The Company believes that the exclusion of such out-of-the-ordinary-course amounts provides supplemental information to assist in the comparison of the financial results of the Company from period to period and, therefore, provides useful supplemental information to investors. However, investors should understand that many of these costs could recur and that companies in our industry often face litigation.

9 | Page

Finally, to the extent not already adjusted for above, Adjusted EBITDA (non-GAAP) reflects adjustments for interest, taxes, depreciation and amortization (EBITDA represents earnings before interest, taxes, depreciation and amortization).

Commencing in 2017, the Company assessed the methodology with which it was calculating these non-GAAP measures and made updates where it deemed appropriate to better reflect the underlying business. As a result, commencing with the first-quarter actual results of 2017, there are certain differences in the calculation of Adjusted EBITDA (non-GAAP) between the current presentation and the historic presentation. In particular, Adjusted EBITDA (non-GAAP) no longer includes adjustments for foreign exchange gain/loss arising from intercompany transactions. For the purposes of the Company’s actual results for the full year and fourth quarter of 2016, the Company has calculated and presented Adjusted EBITDA (non-GAAP) using the historic methodologies in place as of the applicable historic dates; however, the Company has also provided a reconciliation that calculates Adjusted EBITDA (non-GAAP) using the new methodology, to allow investors and readers to evaluate Adjusted EBITDA (non-GAAP) on the same basis for the periods presented.

Adjusted Net Income (Loss) (non-GAAP)
Historically, management has used adjusted net income (loss) (non-GAAP) (the most directly comparable GAAP financial measure for which is GAAP net income (loss)) for strategic decision making, forecasting future results and evaluating current performance. This non-GAAP measure excludes the impact of certain items (as further described below) that may obscure trends in the Company’s underlying performance. By disclosing this non-GAAP measure, it was management’s intention to provide investors with a meaningful, supplemental comparison of the Company’s operating results and trends for the periods presented. It was management's belief that this measure was also useful to investors as such measure allowed investors to evaluate the Company’s performance using the same tools that management had used to evaluate past performance and prospects for future performance. Accordingly, it was the Company’s belief that adjusted net income (loss) (non-GAAP) was useful to investors in their assessment of the Company’s operating performance and the valuation of the Company. It is also noted that, in recent periods, our GAAP net income was significantly lower than our adjusted net income (non-GAAP). Commencing in 2017, new management of the Company identified and began using certain new primary financial performance measures to assess Company financial performance. As a result, the Company no longer uses or relies on adjusted net income (loss) (non-GAAP) in assessing the financial performance of the Company. However, a reconciliation of GAAP net income (loss) to adjusted net income (loss) (non-GAAP) is presented in the tables below for the information of readers to provide readers comparable information for prior periods.

In addition to certain of the adjustments described above (namely restructuring and integration costs, acquired in-process research and development costs, loss on extinguishment of debt, asset impairments, acquisition-related adjustments, excluding amortization, and other non-GAAP charges), adjusted net income (non-GAAP) also reflects adjustments based on the following additional items:

•
Amortization of intangible assets: The Company has excluded the impact of amortization of intangible assets, as such amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. The Company believes that the adjustments of these items correlate with the sustainability of the Company’s operating performance. Although the Company excludes amortization of intangible assets from its non-GAAP expenses, the Company believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in

10 | Page

future periods until such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets.

•	Tax: The Company has included the tax impact of the non-GAAP adjustments using an annualized effective tax rate of 13.2%.

As indicated above, commencing in 2017, the Company assessed the methodology with which it was calculating these non-GAAP measures and made updates where it deemed appropriate to better reflect the underlying business. As a result, commencing with the first-quarter results of 2017, there are certain differences in the calculation of adjusted net income (loss) (non-GAAP) between the current presentation and the historic presentation. In particular, adjusted net income (loss) (non-GAAP) no longer includes foreign exchange gain/loss arising from intercompany transactions and amortization of deferred financing costs and debt discounts. In addition, as of the third quarter of 2016, adjusted net income (loss) (non-GAAP) no longer includes adjustments for the following items: Depreciation resulting from a PP&E step-up resulting from acquisitions and previously accelerated vesting of certain share-based equity adjustments. For the purposes of the Company’s actual results for the full year and fourth quarter of 2016, the Company has calculated and presented adjusted net income (loss) (non-GAAP) using the historic methodologies in place as of the applicable historic dates; however, the Company has also provided a reconciliation that calculates adjusted net income (loss) (non-GAAP) using the new methodology, to allow investors and readers to evaluate as adjusted net income (loss) on the same basis for the periods presented.

Organic Growth
Organic Growth, a non-GAAP metric, is defined as an increase on a period-over-period basis in revenues on a constant currency basis (if applicable) excluding the impact of recent acquisitions, divestitures and discontinuations.

Organic Growth is growth in GAAP Revenue (its most directly comparable GAAP financial measure) adjusted for certain items, as further described below, of businesses that have been owned for one or more years. The Company uses organic revenue and organic growth to assess performance of its business units and operating and reportable segments, and the Company in total, without the impact of foreign currency exchange fluctuations and recent acquisitions, divestitures and product discontinuations. The Company believes that such measures are useful to investors as it provides a supplemental period-to-period comparison.

Organic revenue growth reflects adjustments for: (i) the impact of period-over-period changes in foreign currency exchange rates on revenues and (ii) the revenues associated with acquisitions, divestitures and discontinuations of businesses divested and/ or discontinued. These adjustments are determined as follows:

•
Foreign currency exchange rates: Although changes in foreign currency exchange rates are part of our business, they are not within management’s control. Changes in foreign currency exchange rates, however, can mask positive or negative trends in the business. The impact for changes in foreign currency exchange rates is determined as the difference in the current period reported revenues at their current period currency exchange rates and the current period reported revenues revalued using the monthly average currency exchange rates during the comparable prior period.

•
Acquisitions, divestitures and discontinuations: In order to present period-over-period organic revenues (non-GAAP) on a comparable basis, revenues associated with acquisitions, divestitures and discontinuations are adjusted to include only revenues from those businesses and assets owned during both periods. Accordingly, organic revenue (non-GAAP) growth excludes from the

11 | Page

current period, revenues attributable to each acquisition for twelve months subsequent to the day of acquisition, as there are no revenues from those businesses and assets included in the comparable prior period. Organic revenue (non-GAAP) growth excludes from the prior period (but not the current period), all revenues attributable to each divestiture and discontinuance during the twelve months prior to the day of divestiture or discontinuance, as there are no revenues from those businesses and assets included in the comparable current period.

Constant Currency
Changes in the relative values of non-U.S. currencies to the U.S. dollar may affect the Company’s financial results and financial position. To assist investors in evaluating the Company’s performance, we have adjusted for foreign currency effects. Constant currency impact is determined by comparing 2017 reported amounts adjusted to exclude currency impact, calculated using 2016 monthly average exchange rates, to the actual 2016 reported amounts.

Please also see the reconciliation tables below for further information as to how these non-GAAP measures are calculated for the periods presented.

FINANCIAL TABLES FOLLOW

12 | Page

Valeant Pharmaceuticals International, Inc.				Table 1
Condensed Consolidated Statements of Operations
For the Three and Twelve Months Ended December 31, 2017 and 2016
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2017	2016	2017	2016
Product sales	$2,133	$2,368	$8,595	$9,536
Other revenues	30	35	129	138
Total revenues	2,163	2,403	8,724	9,674
Cost of goods sold (exclusive of amortization and impairments of intangible assets)	637	655	2,506	2,572
Cost of other revenues	10	10	42	39
Selling, general and administrative	639	665	2,582	2,810
Research and development	90	93	361	421
Amortization of intangible assets	775	658	2,690	2,673
Goodwill impairments	—	28	312	1,077
Asset impairments	85	28	714	422
Restructuring and integration costs	10	54	52	132
Acquired in-process research and development costs	—	—	5	34
Acquisition-related contingent consideration	8	(31)	(289)	(13)
Other expense (income), net	231	93	(353)	73
	2,485	2,253	8,622	10,240
Operating (loss) income	(322)	150	102	(566)
Interest income	3	2	12	8
Interest expense	(448)	(467)	(1,840)	(1,836)
Loss on extinguishment of debt	(57)	—	(122)	—
Foreign exchange and other	20	(45)	107	(41)
Loss before (benefit from) provision for income taxes	(804)	(360)	(1,741)	(2,435)
(Benefit from) provision for income taxes	(1,316)	152	(4,145)	(27)
Net income (loss)	512	(512)	2,404	(2,408)
Less: Net (loss) income attributable to noncontrolling interest	(1)	3	—	1
Net income (loss) attributable to Valeant Pharmaceuticals International, Inc.	$513	$(515)	$2,404	$(2,409)

13 | Page

Valeant Pharmaceuticals International, Inc.				Table 2
Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income (non-GAAP)
For the Three and Twelve Months Ended December 31, 2017 and 2016
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2017	2016	2017	2016
Net income (loss) attributable to Valeant Pharmaceuticals International, Inc.	$513	$(515)	$2,404	$(2,409)
Non-GAAP adjustments: (a)
Acquisition-related adjustments excluding amortization of intangible assets (b)(d)	8	(31)	(289)	33
Amortization of intangible assets	775	658	2,690	2,673
Restructuring and integration costs	10	54	52	132
Acquired in-process research and development costs	—	—	5	34
Goodwill impairments	—	28	312	1,077
Asset impairments	85	28	714	422
Other non-GAAP adjustments (c)(d)	237	100	(310)	208
Amortization of deferred financing costs and debt discounts (d)	—	29	—	118
Loss on extinguishment of debt	57	—	122	—
Foreign exchange and other (d)	—	28	—	14
Tax effect of non-GAAP adjustments	(1,338)	64	(4,351)	(386)
Total non-GAAP adjustments	(166)	958	(1,055)	4,325
Adjusted net income attributable to Valeant Pharmaceuticals International, Inc. (non-GAAP) (as reported) (d)	347	443	1,349	1,916
Depreciation resulting from a PP&E step-up resulting from acquisitions	—	—	—	(8)
Previously accelerated vesting of certain share-based equity adjustments	—	—	—	(23)
Foreign exchange loss on intercompany transactions	—	(28)	—	(14)
Amortization of deferred financing costs and debt discounts	—	(29)	—	(118)
Adjusted net income attributable to Valeant Pharmaceuticals International, Inc. (non-GAAP) (as revised) (e)	$347	$386	$1,349	$1,753

(a) The components of (and further details respecting) each of these non-GAAP adjustments and the financial statement line item to which each component relates can be found on Table 2a.
(b) Due to the nature of Acquisition-related adjustments excluding amortization of intangible assets, the components of this non-GAAP adjustment are reflected in the following financial statement line items: Cost of goods sold, Selling, general and administrative, Research and development and Acquisition-related contingent consideration.
(c) Due to the nature of Other non-GAAP adjustments, the components of this non-GAAP adjustment are reflected in the following financial statement line items: Product sales, Cost of goods sold, Selling, general and administrative, Research and development and Other expense (income), net.
(d) Adjusted net income (non-GAAP) for the three and twelve months ended December 31, 2017 was determined using the methodology for calculating Adjusted net income (non-GAAP) as of December 31, 2017.
(e) As of the third quarter of 2016, Adjusted net income (non-GAAP) no longer includes adjustments for the following items: Depreciation resulting from a PP&E step-up resulting from acquisitions and Previously accelerated vesting of certain share-based equity instruments. Depreciation resulting from a PP&E step-up resulting from acquisitions was a component of Acquisition-related adjustments excluding amortization of intangible assets. Previously accelerated vesting of certain share-based equity instruments was a component of Other non-GAAP adjustments. As of the first quarter of 2017, Adjusted net income (non-GAAP) also no longer includes adjustments for Foreign exchange loss/gain on intercompany transactions and Amortization of deferred financing costs and debt discounts. For the purpose of allowing investors to evaluate Adjusted net income (non-GAAP) on the same basis for the periods presented, these adjustments have been removed from the results for the three and twelve months ended December 31, 2016.

14 | Page

Valeant Pharmaceuticals International, Inc.			Table 2a
Reconciliation of GAAP to Non-GAAP Financial Information
For the Three and Twelve Months Ended December 31, 2017 and 2016
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2017	2016	2017	2016
Total revenues reconciliation:
GAAP Total revenues	$2,163	$2,403	$8,724	$9,674
Philidor Rx Services, LLC sales through deconsolidation as of January 31, 2016 (a)	—	—	—	(2)
Adjusted total revenues (non-GAAP)	$2,163	$2,403	$8,724	$9,672
Cost of goods sold and Cost of other revenues reconciliation:
GAAP Cost of goods sold and Cost of other revenues	$647	$665	$2,548	$2,611
% of GAAP Total revenues	30%	28%	29%	27%
Fair value inventory step-up resulting from acquisitions (b)	—	—	—	(38)
Depreciation resulting from a PP&E step-up resulting from acquisitions (b)(j)	—	—	—	(6)
Integration related inventory and technology transfer costs (a)	—	1	—	(9)
Other cost of goods sold (a)	—	—	—	(1)
Adjusted cost of goods sold and cost of other revenues (non-GAAP) (j)	$647	$666	$2,548	$2,557
% of Non-GAAP total revenues	30%	28%	29%	26%
Selling, general and administrative reconciliation:
GAAP Selling, general and administrative	$639	$665	$2,582	$2,810
% of GAAP Total revenues	30%	28%	30%	29%
Depreciation resulting from a PP&E step-up resulting from acquisitions (b)(j)	—	—	—	(1)
CEO termination costs (a)(j)	—	—	—	(35)
Legal and other professional fees (a)(k)	(7)	(7)	(44)	(65)
Accelerated depreciation due to fixed assets write-offs acquired from Salix Pharmaceuticals, Inc. (a)	—	—	—	(7)
Philidor Rx Services, LLC expenses through deconsolidation as of January 31, 2016 (a)	—	—	—	(5)
Previously accelerated vesting of certain share-based equity instruments (a)(j)	—	—	—	2
Other Selling, general and administrative (a)	—	—	—	(1)
Adjusted selling, general and administrative (non-GAAP) (j)	$632	$658	$2,538	$2,698
% of Non-GAAP total revenues	29%	27%	29%	28%
Research and development reconciliation:
GAAP Research and development	$90	$93	$361	$421
% of GAAP Total revenues	4%	4%	4%	4%
Depreciation resulting from a PP&E step-up resulting from acquisitions (b)(j)	—	—	—	(1)
Settlement of certain disputed invoices related to transition services (a)	—	—	—	(16)
Adjusted research and development (non-GAAP)	$90	$93	$361	$404
% of Non-GAAP total revenues	4%	4%	4%	4%

15 | Page

			Table 2a (continued)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2017	2016	2017	2016
Amortization of intangible assets reconciliation:
GAAP Amortization of intangible assets	$775	$658	$2,690	$2,673
Amortization of intangible assets (c)	(775)	(658)	(2,690)	(2,673)
Adjusted amortization of intangible assets (non-GAAP)	$—	$—	$—	$—
Goodwill impairment reconciliation:
GAAP Goodwill impairment	$—	$28	$312	$1,077
Goodwill impairment	—	(28)	(312)	(1,077)
Adjusted goodwill impairment (non-GAAP)	$—	$—	$—	$—
Restructuring and integration costs reconciliation:
GAAP Restructuring and integration costs	$10	$54	$52	$132
Restructuring and integration costs (d)	(10)	(54)	(52)	(132)
Adjusted restructuring and integration costs (non-GAAP)	$—	$—	$—	$—
Acquired in-process research and development costs reconciliation:
GAAP Acquired in-process research and development costs	$—	$—	$5	$34
Acquired in-process research and development costs (e)	—	—	(5)	(34)
Adjusted acquired in-process research and development costs (non-GAAP)	$—	$—	$—	$—
Asset impairments reconciliation:
GAAP Asset impairments	$85	$28	$714	$422
Asset impairments	(85)	(28)	(714)	(422)
Adjusted asset impairments (non-GAAP)	$—	$—	$—	$—
Acquisition-related contingent consideration reconciliation:
GAAP Acquisition-related contingent consideration	$8	$(31)	$(289)	$(13)
Acquisition-related contingent consideration (b)	(8)	31	289	13
Adjusted acquisition-related contingent consideration (non-GAAP)	$—	$—	$—	$—
Other expense (income), net reconciliation:
GAAP Other expense (income), net	$231	$93	$(353)	$73
Litigation and other matters (a)	(116)	(91)	(227)	(59)
Net (loss)/gain on sale of assets (a)	(115)	(2)	580	7
Acquisition related transaction costs (a)	—	—	—	(2)
Deconsolidation of Philidor (a)	—	—	—	(19)
Adjusted other expense (income) (non-GAAP)	$—	$—	$—	$—
Interest expense reconciliation:
GAAP Interest expense	$(448)	$(467)	$(1,840)	$(1,836)
Amortization of debt discounts (f)(j)	—	24	—	99
Amortization of deferred financing costs (f)(j)	—	4	—	15
Write-down of deferred financing costs (f)(j)	—	1	—	4
Adjusted interest expense (non-GAAP)	$(448)	$(438)	$(1,840)	$(1,718)
Loss on extinguishment of debt reconciliation:
GAAP Loss on extinguishment of debt	$(57)	$—	$(122)	$—
Loss on extinguishment of debt (g)	57	—	122	—
Adjusted loss on extinguishment of debt (non-GAAP)	$—	$—	$—	$—

16 | Page

			Table 2a (continued)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2017	2016	2017	2016
Foreign exchange and other reconciliation:
GAAP Foreign exchange and other	$20	$(45)	$107	$(41)
Foreign exchange loss on intercompany transactions (h)(j)	—	28	—	14
Other (h)	(1)	—	(1)	—
Adjusted foreign exchange and other (non-GAAP)	$19	$(17)	$106	$(27)
(Benefit from) provision for income taxes reconciliation:
GAAP (Benefit from) provision for income taxes	$(1,316)	$152	$(4,145)	$(27)
Tax effect of non-GAAP adjustments (i)	1,338	(64)	4,351	386
Adjusted provision for income taxes (non-GAAP)	$22	$88	$206	$359

(a) Represents a component of the non-GAAP adjustment of “Other non-GAAP adjustments” (see Table 2). The identified components, in the aggregate, represent all components of this non-GAAP adjustment.
(b) Represents a component of the non-GAAP adjustment of “Acquisition-related adjustments excluding amortization of intangible assets” (see Table 2). The identified components, in the aggregate, represent all components of this non-GAAP adjustment.
(c) Represents the sole component of the non-GAAP adjustment of “Amortization of intangible assets” (see Table 2).
(d) Represents the sole component of the non-GAAP adjustment of “Restructuring and integration costs” (see Table 2).
(e) Represents the sole component of the non-GAAP adjustment of “Acquired in-process research and development costs” (see Table 2).
(f) Represents a component of the non-GAAP adjustment of “Amortization of deferred financing costs and debt discounts” (see Table 2). The identified components, in the aggregate, represent all components of this non-GAAP adjustment.
(g) Represents the sole component of the non-GAAP adjustment of “Loss on extinguishment of debt” (see Table 2).
(h) Represents a component of the non-GAAP adjustment of “Foreign exchange and other” (see Table 2). The identified components, in the aggregate, represent all components of this non-GAAP adjustment.
(i) Represents the sole component of the non-GAAP adjustment of “Tax effect of non-GAAP adjustments” (see Table 2).
(j) As of the third quarter of 2016, Adjusted net income (loss) (non-GAAP) no longer includes adjustments for the following items: Depreciation resulting from a PP&E step-up resulting from acquisitions and Previously accelerated vesting of certain share-based equity adjustments. Depreciation resulting from a PP&E step-up resulting from acquisitions was a component of Acquisition-related adjustments excluding amortization of intangible assets. Previously accelerated vesting of certain share-based equity adjustments was a component of Other non-GAAP adjustments. As of the first quarter of 2017, Adjusted net income (non-GAAP) also no longer includes adjustments for Foreign exchange loss/gain on intercompany transactions and Amortization of deferred financing costs and debt discounts. For the purpose of allowing investors to evaluate Adjusted net income (non-GAAP) on the same basis for all periods presented, these adjustments have been removed from the results for the three and twelve months ended December 31, 2016. See reconciliation on Table 2.
(k) Legal and other professional fees incurred in connection with recent legal and governmental proceedings, investigations and information requests related to, among other matters, our distribution, marketing, pricing, disclosure and accounting practices for the three and twelve months ended December 31, 2017 and 2016.

17 | Page

Valeant Pharmaceuticals International, Inc.			Table 2b
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA (non-GAAP)
For the Three and Twelve Months Ended December 31, 2017 and 2016
(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2017	2016	2017	2016
Net income (loss) attributable to Valeant Pharmaceuticals International, Inc.	$513	$(515)	$2,404	$(2,409)
Interest expense, net	445	465	1,828	1,828
(Benefit from) provision for income taxes	(1,316)	152	(4,145)	(27)
Depreciation and amortization	819	707	2,858	2,866
EBITDA	461	809	2,945	2,258
Adjustments:
Restructuring and integration costs	10	54	52	132
Acquired in-process research and development costs	—	—	5	34
Goodwill impairments	—	28	312	1,077
Asset impairments	85	28	714	422
Share-based compensation	17	31	87	165
Acquisition-related adjustments excluding amortization of intangible assets, net of depreciation expense (d)	8	(31)	(289)	25
Loss on extinguishment of debt	57	—	122	—
Foreign exchange and other	—	28	—	14
Other adjustments (a)	237	100	(310)	178
Adjusted EBITDA (non-GAAP) (as reported) (e)	875	1,047	3,638	4,305
Foreign exchange loss on intercompany transactions	—	(28)	—	(14)
Adjusted EBITDA (non-GAAP) (as revised) (f)	$875	$1,019	$3,638	$4,291

(a) Other adjustments include:	$237	$100	$(310)	$178
Integration related inventory and technology transfer costs	—	(1)	—	9
CEO termination costs (cash severance payment)	—	—	—	10
Legal and other professional fees (b)	7	8	44	65
Settlement of certain disputed invoices related to transition services	—	—	—	16
Litigation and other matters	116	91	227	59
Net loss/(gain) on sale of assets (c)	115	2	(580)	(7)
Acquisition related transaction costs	—	—	—	2
Philidor Rx Services, LLC net loss through deconsolidation as of January 31, 2016	—	—	—	3
Other	(1)	—	(1)	21
(b) Legal and other professional fees incurred in connection with recent legal and governmental proceedings, investigations and information requests related to, among other matters, our distribution, marketing, pricing, disclosure and accounting practices.
(c) For the twelve months ended December 31, 2017, Net loss/(gain) on sale of assets includes the $309 million gain on the iNova sale in September of 2017, the $97 million gain on the sale of Dendreon Pharmaceuticals in June of 2017 and the $309 million gain on the sale of CeraVe, AcneFree, and AMBI skin care brands in March of 2017, offset by the $98 million loss on the sale of Sprout Pharmaceuticals in December of 2017.
(d) Adjustment to Acquisition-related adjustments excluding amortization of intangible assets, net of depreciation expense, includes a fair vale adjustment of $312 million reflecting a decrease in forecasted sales for a specific product line which impacted the expected future royalty payments for the three and twelve months ended December 31, 2017.
(e) Adjusted EBITDA (non-GAAP) reported by the Company for the three and twelve months ended December 31, 2017 as determined using the methodology for calculating Adjusted EBITDA (non-GAAP) as of December 31, 2017. Adjusted EBITDA (non-GAAP) reported by the Company for the three and twelve months ended December 31, 2016 as determined using the methodology for calculating Adjusted EBITDA (non-GAAP) as of December 31, 2016.
(f) As of the first quarter of 2017, non-GAAP adjustments no longer include adjustments for Foreign exchange gain/loss on intercompany transactions. For the purpose of allowing investors to evaluate Adjusted EBITDA (non-GAAP) on the same basis for all periods presented, this adjustment has been removed from the results for the three and twelve months ended December 31, 2016.

18 | Page

Valeant Pharmaceuticals International, Inc.							Table 3
Organic Growth (non-GAAP) - by Segment
For the Three and Twelve Months Ended December 31, 2017 and 2016
(unaudited)
	Three Months Ended December 31,
	(1)	(2)	(3)	(4)	(5)	(6)	(7)
	2017 Revenue	2016 Revenue	Currency Impact (a)	2017 Revenues Excluding Currency Impact (b)		Impact of Divestitures and Discontinuations	Organic Growth (4-(2-6))/(2-6) (c)
(in millions)				Amount	Percent Change
Bausch+Lomb/International
Global Vision Care	$187	$178	$3	$184	3%	$2	5%
Global Surgical (d)	187	177	7	180	2%	—	2%
Global Consumer Products	377	397	12	365	(8%)	63	9%
Global Ophtho Rx	164	159	3	161	1%	—	1%
International Rx (d)	311	350	7	304	(13%)	51	2%
Total Bausch+Lomb/International	1,226	1,261	32	1,194	(5%)	116	4%
Branded Rx
Salix	425	413	—	425	3%	10	5%
Ortho Dermatologics	136	214	—	136	(36%)	—	(36%)
Dendreon	—	77	—	—	—	77	—
Dentistry	39	39	—	39	0%	1	3%
Other revenues	2	1	—	2	—	—	—
Total Branded Rx	602	744	—	602	(19%)	88	(8%)
U.S. Diversified Products
Neuro & Other	228	276	—	228	(17%)	—	(17%)
Generics	94	93	—	94	1%	—	1%
U.S. Solta	11	9	—	11	22%	—	22%
U.S. Obagi	2	17	—	2	—	14	—
Other revenues	—	3	—	—	—	3	—
Total U.S. Diversified Products	335	398	—	335	(16%)	17	(12%)
Total revenues	$2,163	$2,403	$32	$2,131	(11%)	$221	(2%)

19 | Page

						Table 3 (continued)

	Twelve Months Ended December 31,
	(1)	(2)	(3)	(4)	(5)	(6)	(7)
	2017 Revenue	2016 Revenue	Currency Impact (a)	2017 Revenues Excluding Currency Impact (b)		Impact of Divestitures and Discontinuations	Organic Growth (4-(2-6))/(2-6) (c)
(in millions)				Amount	Percent Change
Bausch+Lomb/International
Global Vision Care	$752	$743	$(2)	$754	1%	$12	3%
Global Surgical (d)	677	672	3	674	0%	1	0%
Global Consumer Products	1,523	1,577	21	1,502	(5%)	156	6%
Global Ophtho Rx	623	624	—	623	0%	—	0%
International Rx (d)	1,296	1,311	(100)	1,396	6%	71	13%
Total Bausch+Lomb/International	4,871	4,927	(78)	4,949	0%	240	6%
Branded Rx
Salix	1,566	1,530	—	1,566	2%	32	5%
Ortho Dermatologics	606	840	—	606	(28%)	—	(28%)
Dendreon	164	303	—	164	—	159	—
Dentistry	134	152	—	134	(12%)	3	(10%)
Other revenues	5	3	—	5	—	—	—
Total Branded Rx	2,475	2,828	—	2,475	(12%)	194	(6%)
U.S. Diversified Products
Neuro & Other	946	1,364	—	946	(31%)	—	(31%)
Generics	343	455	—	343	(25%)	—	(25%)
U.S. Solta	35	29	—	35	21%	—	21%
U.S. Obagi	51	57	—	51	(11%)	14	19%
Other revenues	3	14	—	3	—	11	—
Total U.S. Diversified Products	1,378	1,919	—	1,378	(28%)	25	(27%)
Total revenues	$8,724	$9,674	$(78)	$8,802	(9%)	$459	(4%)
(a) The impact for changes in foreign currency exchange rates is determined as the difference in the current period reported revenues at their current period currency exchange rates and the current period reported revenues revalued using the monthly average currency exchange rates during the comparable prior period.
(b) To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses certain non-GAAP financial measures. For additional information about the Company’s use of such non-GAAP financial measures, refer to the body of the press release to which these tables are attached.
(c) Organic Growth provides growth rates for businesses that have been owned for one year or more and is calculated as follows:
((Current Year Sales – Currency Impact)-(Prior Year Sales – Divestitures and Discontinuations))/( Prior Year Sales – Divestitures and Discontinuations)
(d) As of the third quarter of 2017, one product has been removed from the Global surgical business unit and added to the International business unit. This change has been made as management believes that the product better aligns with the International business unit, as this product, although acquired as part of the acquisition of certain surgical assets, is an injectable product. For the purposes of allowing investors to evaluate the results of these two business units on the same basis for all periods presented, this change has been made for the results of the three and twelve months ended December 31, 2016.

20 | Page

Valeant Pharmaceuticals International, Inc.		Table 4
Consolidated Balance Sheet and Other Financial Information
(unaudited)

(in millions)	December 31, 2017	December 31, 2016
Cash Balances
Cash and cash equivalents	$720	$542
Restricted cash	77	—
Cash, cash equivalents and restricted cash	$797	$542

Debt Balances
Revolving Credit Facility	$250	$875
Series A-3 Tranche A Term Loan Facility	—	1,016
Series A-4 Tranche A Term Loan Facility	—	658
Series D-2 Tranche B Term Loan Facility	—	1,048
Series C-2 Tranche B Term Loan Facility	—	805
Series E-1 Tranche B Term Loan Facility	—	2,429
Series F Tranche B Term Loan Facility	3,420	3,815
Senior Notes	21,759	19,188
Other	15	12
Total long-term debt, net of unamortized discounts and issuance costs	25,444	29,846
Plus: Unamortized discounts and issuance costs	308	323
Maturities of debt	$25,752	$30,169

Maturities of Debt
2018	$209	$3,738
2019	—	2,122
2020	2,690	7,723
2021	3,175	3,215
2022	5,115	4,281
Thereafter	14,563	9,090
Maturities of debt	$25,752	$30,169

21 | Page

	Table 4 (continued)

(in millions)	2017	2016
Cash provided by operating activities - Three months ended December 31	$578	$512

Restructuring and integration costs - Three months ended December 31, 2017
	Cash Paid	Expense
By project type:
Restructuring initiatives	$10	$8
Salix Pharmaceuticals, Ltd.	—	1
Other	3	2
Total	$13	$11

By expense type:
Consulting, duplicative labor, transition services, and other	$4	$—
Severance	6	8
Facility closures	3	3
Total	$13	$11

22 | Page